SECOND AMENDMENT TO COMMON STOCK PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO COMMON STOCK PURCHASE AGREEMENT (the “Amendment”), dated as of May 9, 2013, by and between Avalon Innovation AB and 24Holdings, Inc.

W I T N E S S E T H

WHEREAS, Avalon Innovation AB (the “Seller”) and 24Holdings, Inc. (the “Company”) consummated certain transactions pursuant to that certain Common Stock Purchase Agreement (the “Agreement”) dated as of May 26, 2005, as amended, relating to, among other things, the sale of the Seller’s Shares (as defined in the Agreement) of the Company’s stock to the purchaser signatories to the Agreement; and

WHEREAS, by agreement dated as of November 28, 2005 the parties amended the Agreement with respect to certain Merger Shares to be issued to the Seller; and

WHEREAS, the Seller and the Company desire to further amend the Agreement to eliminate the obligation of the Company to issue Merger Shares in exchange for the issuance to the Seller of 138,322 share of commons stock of the Company (the “Consideration Shares”) as of the date hereof.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. All capitalized terms herein shall have the meanings defined in the Agreement unless otherwise defined in this Amendment. Except as set forth herein, the Agreement is ratified and confirmed in all respects and all provisions therein shall continue in full force and effect.

2. Section 2.1 of the Agreement is hereby deleted and replaced in its entirety as follows: “Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, transfer and assign to the Purchasers and the Purchasers agree to purchase from the Seller the Shares, in exchange for an aggregate purchase price (the “Purchase Price”) consisting of (i) $500,000 in cash (the “Cash Consideration”) and (ii) 138,322 shares of common stock of the Company (the “Share Consideration”) which represents ten percent (10%) of the issued and outstanding shares of common stock of the Company on a fully diluted basis on the date hereof (including any shares issuable pursuant to any warrants, options or convertible securities).”

3. Seller acknowledges prior receipt of the Cash Consideration and that upon receipt of the Share Consideration, it shall have no further rights to receipt of any consideration (cash or otherwise) on account of the Purchase Price.

4. Within thirty (30) days from the date hereof, the Company shall cause to be issued and delivered to counsel to the Seller a certificate representing the Share Consideration. The Share Consideration will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, and the certificate will contain thereon a restrictive legend to such effect.

5. The Company represents and warrants to the Seller as follows:

(a) The authorized capital stock of the Company consists of 100,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share. The outstanding capitalization of the Company as of the date hereof consists of 1,244,902 shares of common stock and no shares of preferred stock. Giving effect to the issuance of the Share Consideration, the outstanding capitalization of the Company will consists of 1,383,244 shares of common stock and no shares of preferred stock.

(b) As of the date hereof, the Company is current in its filings under the Exchange Act of 1934.

(c) Upon issuance, the shares of common stock comprising the Share Consideration will be duly authorized, fully paid and non-assessable shares of common stock of the Company.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

24HOLDINGS, INC

By:	/s/ Arnold Kling
Name: Arnold Kling
Title: President

AVALON INNOVATION AB

By:	/s/ Per-Anders Johansson
Name: Per-Anders Johansson
Title: Chairman

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